                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               Amendment No. 2
                   Mountasia Entertainment International, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    624547105
                           --------------------------
                                 (CUSIP Number)

                               MEI Holdings, L.P.
                         4200 Texas Commerce Tower West
                                 2200 Ross Ave.
                               Dallas, Texas 75201
                           Attention: Daniel A. Decker
                                 (214) 220-4900
- --------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With a copy to:

                            Robert A. Profusek, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                               New York, New York
                                 (212) 326-3939

                                 August 28, 1996
                      ------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /.

                        (Continued on following page)

                             (Page 1 of 15 Pages)

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   2   of      Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            MEI Holdings, L.P.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   3   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            MEI GenPar, L.P.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Delaware
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   4   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            HH Genpar Partners
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   5   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Hampstead Associates, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  No.   624547105                       Page   6   of       Pages
================================================================================

================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            RAW GenPar, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        a / /
                                                                           b /x/


- --------------------------------------------------------------------------------
        3          SEC USE ONLY



- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                            OO
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                             / /


- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Texas
- --------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
                                   0
   NUMBERS OF     --------------------------------------------------------------
     SHARES           8     SHARED VOTING POWER
   BENEFICIAL                     11,727,970
    LY OWNED      --------------------------------------------------------------
     BY EACH          9     SOLE DISPOSITIVE POWER
    REPORTING                     0
     PERSON       --------------------------------------------------------------
      WITH            10    SHARED DISPOSITIVE POWER
                                  11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                           /x/

- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   7   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       InMed, Inc. d/b/a Incap, Inc.
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       Texas
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   CO
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   8  OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Donald J. McNamara
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*
                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       45.45%

- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                       IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                               PAGE   9   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Robert A. Whitman
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

================================================================================
CUSIP  NO.   624547105                              PAGE   10   OF       PAGES
================================================================================
        1          NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Daniel A. Decker
- --------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      a / /
                                                                         b /X/
- --------------------------------------------------------------------------------
        3          SEC USE ONLY

- --------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                       00
- --------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEMS 2(d) or (e)                           / /

- --------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
- --------------------------------------------------------------------------------
                   7   SOLE VOTING POWER
                             0
                   -------------------------------------------------------------
   NUMBERS OF      8   SHARED VOTING POWER
     SHARES                  11,727,970
   BENEFICIAL      -------------------------------------------------------------
    LY OWNED       9   SOLE DISPOSITIVE POWER
     BY EACH                 0
    REPORTING      -------------------------------------------------------------
     PERSON        10  SHARED DISPOSITIVE POWER
      WITH                   11,727,970
- --------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       11,727,970
- --------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES*                                         /X/
- --------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   45.45%
- --------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

        This Amendment No. 2 amends and supplements the Statement on 13D filed on June 17, 1996, as amended by Amendment No. 1 (the "Schedule 13D"), by MEI Holdings, L.P., a Delaware limited partnership, and certain other persons. Capitalized terms used herein which are not otherwise defined herein are so used with the respective meanings ascribed to them in the Schedule 13D.


        Item 4 of the Schedule 13D is hereby amended by adding the following thereto:

                The Closing occurred on August 28, 1996 and Holdings received 11,727,970 shares of Common Stock.

        Paragraphs (a) and (b) of Item 5 are hereby amended and restated in their entirety as follows:

                (a) The Reporting Persons may have other rights to acquire beneficial ownership of Common Stock pursuant to the Warrant or the Investment Agreement. Holdings beneficially owns such shares directly and each of the other Reporting Persons disclaims beneficial ownership of all Common Stock held by Holdings.

                (b) Each of the Reporting Persons has shared power to vote and dispose of 11,727,970 shares of Common Stock. The other Reporting Persons disclaim beneficial ownership of all Common Stock held by Holdings.

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be filed collectively on behalf of it and each of MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  August 30, 1996                 MEI HOLDINGS, L.P.

                                          By:  MEI GenPar, L.P.
                                              Its General Partner

                                           By: HH GenPar Partners
                                               Its General Partner

                                            By:  Hampstead Associates, Inc.
                                                 Its Managing General Partner

                                             By:  /s/ Daniel A. Decker
                                                  ---------------------------
                                                  Daniel A. Decker
                                                  Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:  August 30, 1996                 MEI GENPAR, L.P.

                                          By:  HH GenPar Partners
                                               Its General Partner

                                           By: Hampstead Associates, Inc.
                                               Its Managing General Partner

                                            By:  /s/ Daniel A. Decker
                                                -------------------------------
                                                Daniel A. Decker
                                                Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              HH GENPAR PARTNERS

                                       By:  Hampstead Associates, Inc.
                                            Its Managing General Partner

                                            By:  /s/  Daniel A. Decker
                                                 -----------------------------
                                                 Daniel A. Decker
                                                 Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              HAMPSTEAD ASSOCIATES, INC.

                                       By:  /s/  Daniel A. Decker
                                            ----------------------------------
                                            Daniel A. Decker
                                            Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              RAW GENPAR, INC.

                                       By:  /s/  Robert A. Whitman
                                            -----------------------------------
                                            Robert A. Whitman
                                            President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              HH GENPAR PARTNERS

                                       By:  Hampstead Associates, Inc.
                                            Its Managing General Partner

                                            By:  /s/  Daniel A. Decker
                                                 -----------------------------
                                                 Daniel A. Decker
                                                 Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, RAW GenPar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              HAMPSTEAD ASSOCIATES, INC.

                                       By:  /s/  Daniel A. Decker
                                            ----------------------------------
                                            Daniel A. Decker
                                            Executive Vice President

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Dated:    August 30, 1996              RAW GENPAR, INC.

                                       By:  /s/  Robert A. Whitman
                                            -----------------------------------
                                            Robert A. Whitman
                                            President

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of MEI Holdings, L.P., MEI GenPar, L.P., HH GenPar Partners, Hampstead Associates, Inc., RAW GenPar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.

Dated:    August 30, 1996              /s/  Daniel A. Decker
                                       ---------------------------------------
                                       Daniel A. Decker